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                          TODHUNTER INTERNATIONAL, INC.


EXHIBIT 99

     Cautionary statement for purposes of the "Safe Harbor" Provisions of the Private Securities Litigation Reform Act of 1995.

The following is a "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

The statements contained in this filing that are not historical facts are forward looking statements. Actual results may differ materially from those projected in the forward looking statements. These forward looking statements involve risks and uncertainties including, without limitation, those mentioned in previous filings with the Securities Exchange Commission under "Risk Factors." The Company cannot assure that it will be able to anticipate or respond timely to changes in any of the risk factors mentioned above, which could adversely affect operating results in one or more fiscal quarters. Results of operations in any past period should not be considered indicative of the results to be expected for future periods. Fluctuation in operating results may also result in fluctuations in the price of the Company's common stock.